EXHIBIT 10.43

                    Special Award Program
                           1-17-97


- Due to actions resulting from the portfolio review process, special awards to certain executives or "key employees" may be recommended for exceptional performance in successfully completing the disposition of a business unit.


- Awards:     amount is discretionary based on situation

              can be based on the value of the proceeds achieved from the sale of the business unit no individual award to exceed $100,000

              aggregate cap on all awards is $2,000,000


- Payment:    generally paid in a lump sum

              timing could be immediate or upon closing of the sale


- Approval:   all recommendations must be approved by
              the Office of the Chief Executive


- Special awards would not be considered for purposes of any pension or benefit plan